Exhibit 99.1

Global Power 400 E Las Colinas Blvd., Suite 400, Irving, TX 75039

GLOBAL POWER EQUIPMENT GROUP REPORTS 59% INCREASE

IN OPERATING INCOME ON 32% REVENUE GROWTH

FOR FOURTH QUARTER 2012

•	Fourth quarter 2012 revenue was $152.2 million, up 32%

•	Achieved record Products revenue of $80.0 million; Services revenue increased 5% to $72.2 million

•	Consolidated operating margin expanded to 8.7% of sales; Operating income was $13.2 million, up $4.9 million over prior-year period

•	Full year 2012 Products revenue improved 23% to $193.7 million over the prior-year period; 2012 consolidated revenue of $462.8 million was up 1.3%

•	2013 revenue expected to be in range of $485 million to $515 million

IRVING, Texas, March 7, 2013 – Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power” or “Company”) today reported its financial results for the fourth quarter and full year ended December 31, 2012. Results include Koontz-Wagner Custom Controls Holdings, LLC (“Koontz-Wagner”), acquired on July 30, 2012, and TOG Holdings, Inc., acquired on September 5, 2012. Both acquisitions’ results are included in the Products Division’s financial results as of their respective acquisition dates.

Luis Manuel Ramírez, President and CEO of Global Power, said “We delivered on the quarter with our Products Division achieving record shipment levels. Once again, the capabilities of our flexible manufacturing model and our team to manage large volume were demonstrated. We believe this is vital for addressing the expected global expansion of natural gas power generation over the next several years. And, despite the challenging past year in the U.S. nuclear power market, our Services Division also delivered growth in the quarter.”

Total revenue in the fourth quarter of 2012 was $152.2 million, up 32.3% from total revenue of $115.0 million in the prior-year’s fourth quarter reflecting increases in both the Products and Services Divisions. Income from continuing operations was $14.4 million, or $0.85 per diluted share, in the fourth quarter, compared with $7.4 million, or $0.43 per diluted share, for the prior-year’s fourth quarter. Income from continuing operations in the fourth quarter of 2012 and 2011 had $5.7 million and $4.4 million, respectively, in tax benefits from adjustments to tax reserves and tax credits. Excluding these effects, income from continuing operations per diluted share would have been $0.51 and $0.17 for the fourth quarters of 2012 and 2011, respectively.

For the full year of 2012 total revenue was $462.8 million, up $6.0 million compared with 2011. Income from continuing operations in 2012 was $17.6 million, or $1.02 per diluted share, compared with $63.1 million, or $3.70 per diluted share, in 2011. Adjustments of tax reserves and tax credits were $5.7 million, or $0.34 per diluted share, and $48.6 million, or $2.84 per diluted share, in 2012 and 2011, respectively.

GLOBAL POWER EQUIPMENT GROUP REPORTS 59% INCREASE IN OPERATING INCOME ON 32%

REVENUE GROWTH FOR FOURTH QUARTER 2012

March 7, 2013

PRODUCTS DIVISION REVENUE SHIPMENTS IN QUARTER AT NEW RECORD LEVEL

Products Division revenue for the fourth quarter of 2012 increased $33.8 million, or 73.0%, to a record $80.0 million compared with the prior-year period. Fourth quarter revenue growth was driven by projects remaining in backlog at the end of the trailing third quarter that had been awarded in the previous nine to 15 months. Acquisitions completed during the third quarter of 2012 contributed $8.9 million of revenue in the fourth quarter.

Gross profit grew on higher volume and improved mix to $20.0 million, up $7.5 million, or 59.6%, when compared with gross profit of $12.5 million in the prior-year period. As a percentage of sales, gross margin was 25.0%, measurably improved over margins achieved in prior quarters of 2012 with the volume increase. Gross margin in the 2011 fourth quarter was 27.1%. The prior-year’s fourth quarter gross margin benefitted from favorable job execution.

Operating income for the Products Division in the 2012 fourth quarter more than doubled to $9.9 million from operating income in the prior-year period of $4.7 million. The impact of higher volume more than offset investments in the business for product development and a new enterprise resource planning (“ERP”) system, as well as increased corporate costs. As a percentage of sales, operating profit expanded 220 basis points to 12.3% demonstrating the operating leverage inherent in the business.

SERVICES DIVISION REVENUE GROWTH FROM ORGANIC EXPANSION INTO NEW BUILDS/RESTARTS

Fourth quarter 2012 Services Division revenue was $72.2 million, up $3.4 million, or 5.0%, compared with the prior-year period. Approximately $32.0 million of revenue was for capital project work and $9.2 million was for new build and restart nuclear power facilities. The majority of the new nuclear facilities revenue was related to the restart of TVA Watts Bar Unit 2. Although improved over the 2011 fourth quarter as a result of additional project work, revenue continued to be dampened by utilities deferring elective maintenance as electric power demand in the U.S. has declined.

For the 2012 fourth quarter, Services Division gross profit increased $1.2 million to $11.4 million compared with the prior-year period. Gross margin for the Services Division in the fourth quarter of 2012 was 15.9% compared with 14.9% in the 2011 fourth quarter. Fourth quarter gross margin was higher than the typical 12% to 14% as the fourth quarter of 2012 had a more favorable mix with a higher percentage of project work.

Services Division operating income for the 2012 fourth quarter was $3.3 million compared with $3.6 million in the same period in 2011. Higher allocation of corporate expenses offset leverage gained from increased gross profits for this segment.

CONSOLIDATED OPERATING INCOME IMPROVED ON HIGHER VOLUME AND LEVERAGE

Selling and administrative (“S&A”) expenses increased $3.8 million in the 2012 fourth quarter over the prior-year period to $18.3 million. Higher costs were the result of $1.8 million in incremental costs associated with the acquisitions, $1.6 million strategic investments in personnel and professional fees for the Company’s commercial growth strategy, as well as $0.8 million in higher non-cash stock compensation expense partially offset by a net reduction of $0.4 million in salaries and benefits which was impacted by lower incentive compensation. As a percent of sales, S&A expenses declined to 12.0% in the 2012 fourth quarter compared with 12.6% in the fourth quarter of 2011.

GLOBAL POWER EQUIPMENT GROUP REPORTS 59% INCREASE IN OPERATING INCOME ON 32%

REVENUE GROWTH FOR FOURTH QUARTER 2012

March 7, 2013

Operating income during the fourth quarter of 2012 was $13.2 million, up $4.9 million, or 58.9%, from the prior-year’s fourth quarter primarily as a result of higher sales volume and improved mix in both divisions. Operating margin was 8.7% in the current quarter compared with 7.2% in the 2011 fourth quarter.

The effective tax rate for the quarter was not significant given the impact of reserve adjustments and tax credits.

FULL YEAR 2012 REVIEW

Consolidated revenue in 2012 was $462.8 million, up 1.3% from $456.8 million in 2011. Expansion in Products Division revenue more than offset lower Services’ revenue. Products revenue was up 22.7%, or $35.8 million, to $193.7 million in 2012 compared with $157.9 million in 2011. Included in Products’ 2012 revenue was $13.9 million associated with the acquisitions. Revenue in the Services Division was down by 10.0%, or $29.8 million to $269.2 million in 2012.

Gross profit was $83.1 million, or 17.9% of sales, in 2012 compared with $77.1 million, or 17.0% of sales, in the prior year, representing an improvement of $5.9 million, or 7.7%, and a 90 basis point improvement in margin. Products Division gross profit was $43.0 million, a $6.5 million, or 17.8%, improvement from 2011 gross profit. Gross margin was 22.2% for the Products Division in 2012 compared with 23.1% in 2011. Approximately $0.9 million in warranty costs impacted Products’ 2012 gross margin when compared with 2011. Gross profit in the Services Division was down by 1.4%, or $0.6 million, to $40.0 million, or 14.9% of sales. Margin expanded 120 basis points for the Services Division compared with the prior year as a result of favorable reserve adjustments, primarily safety related, and mix related to higher amount of project work compared with maintenance.

S&A expenses for the year were up $12.0 million to $62.6 million, or 13.5% of sales, compared with $50.6 million, or 11.1% of sales, in 2011. Higher S&A expenses included $5.5 million incremental S&A expenses associated with the acquisitions, including $2.9 million in transaction and integration costs and $1.0 million of non-cash intangible amortization expense. Also contributing to the increase was $1.0 million for higher professional fees associated with, among other things, strategic planning and $1.1 million for CEO transition expenses. In addition, approximately $2.5 million in incremental expenses were also invested specifically in the Products Division for the new ERP system implementation, product development and costs associated with facility expansion.

Consolidated operating income in 2012 was $20.4 million, down $6.1 million, or 23.0%, from $26.5 million in 2011. Operating income as a percent of sales was 4.4%, down 140 basis points from 5.8% in the prior year.

Mr. Ramirez said, “We have identified clear opportunities for growth and our base business performance will define our success. Throughout 2013, we will work to create a more competitive cost structure and develop higher value solutions for our customers.”

SOLID BALANCE SHEET WITH NO DEBT

Cash provided by operations in the fourth quarter was $2.0 million, down from $14.0 million in the prior year, primarily due to timing of the Products Division’s record-level shipments during the quarter, as well as working capital deployed for ongoing projects. Cash used by operations for the full year 2012 was $8.7 million, compared with cash provided by operations of $31.2 million in 2011.

During the quarter, approximately $6.1 million in cash was used to repurchase 385,930 shares. As of December 31, 2012, 1,578,269 shares remain available for repurchase under the share repurchase authorization.

GLOBAL POWER EQUIPMENT GROUP REPORTS 59% INCREASE IN OPERATING INCOME ON 32%

REVENUE GROWTH FOR FOURTH QUARTER 2012

March 7, 2013

Unrestricted cash and cash equivalents at December 31, 2012 was $32.0 million compared with $33.7 million at September 30, 2012 and $99.5 million at December 31, 2011. Cash balances declined relative to the prior year primarily as $44.5 million was used in acquisitions, while $11.4 million was used for the Company’s capital allocation strategy to return a portion of capital to shareholders through dividends and its stock repurchase program. Capital expenditures in 2012 were $5.8 million.

The Company has a $100 million credit facility with an accordion feature for up to $50 million of additional borrowing capacity. As of December 31, 2012, there was no debt outstanding.

BACKLOG AND ORDERS

Total backlog at December 31, 2012 was $393.8 million down from $454.3 million on September 30, 2012, but up from $344.0 million at December 31, 2011.

Backlog for the Products Division was $113.2 million, including $24.5 million of backlog associated with the acquisitions, down from $152.4 million in the trailing third quarter and $130.6 million at the end of the 2011 fourth quarter. Excluding the acquisitions, Products Division backlog declined $42.1 million from the prior year as order levels slowed in the latter half of 2012. Orders for the quarter and year for the Products Division were $40.8 million and $153.1 million, respectively. Offsetting decline in demand for utility-scale natural gas turbine auxiliary equipment were solid orders from oil & gas infrastructure activity. The book-to-bill ratio for the fourth quarter was 0.5x. Excluding acquisitions, book-to-bill ratio for Products in the quarter was 0.4x. Products’ book-to-bill ratio for the year was 0.8x.

At December 31, 2012, Services Division backlog was $280.6 million. Backlog declined 7.1% from September 30, 2012 backlog of $301.9 million, but was up measurably from backlog of $213.4 million at the end of 2011. Approximately $74.3 million of backlog is expected to convert to revenue beyond 2013. Services backlog is comprised of expected maintenance work to be performed over the next twelve months and capital projects. The project award-to-revenue ratio was 0.7x and 1.3x for the quarter and year, respectively.

OUTLOOK

Mr. Ramirez noted, “In this environment of macroeconomic uncertainty, our customers want suppliers to serve as partners to help them solve their biggest challenges. As a leader in the natural gas industry, we are developing high value, comprehensive engineered solutions. And, we must continually reinvent ourselves as we provide our customers with the answers that address their toughest problems.

To this end, and in keeping with our focus on the natural gas growth trend, we plan to extend our gas turbine product offering into the industrial turbine segment, while further developing our solid relationships with our utility-scale turbine customers for additional opportunities. We also plan to broaden our services offering and expand into higher value segments such as aftermarket energy parts and the mid-stream natural gas space. By leveraging our customer relationships, engineering expertise and core competencies across business segments, we believe we can provide greater value for our customers and enhance our growth potential. We expect that 2013 will be a year of transition as we align priorities and investments to support our long term strategy.”

For 2013, the Company estimates that 2013 consolidated revenue will be in the range of $485 million to $515 million. Revenue in the Products Division is expected to be $185 million to $205 million. Revenue from utility-scale natural gas turbine OEM projects are expected to be lower based on current order levels and backlog. Partially offsetting this effect will be

GLOBAL POWER EQUIPMENT GROUP REPORTS 59% INCREASE IN OPERATING INCOME ON 32%

REVENUE GROWTH FOR FOURTH QUARTER 2012

March 7, 2013

incremental revenue from the acquisitions and the diversified end markets served. Services Division revenue is expected to be between $300 million and $310 million, representing 11% to 15% growth. There are two additional nuclear power facility outages planned by customers.

Gross margin is expected to be between 17% and 18% for 2013. Products gross margin will be in the low 20% range reflecting projects in backlog, while Services gross margin will reflect its typical 12% to 14% range given the level of maintenance work versus capital projects. Operating expenses are expected to be in the range of $62 million to $65 million, or 12% to 13% of revenue.

The Company expects that the effective tax rate for 2013 will be approximately 30% to 35% with the first half of the year expected to be in the 37% to 42% range and the second half of the year between 28% and 33% as a result of how earnings are expected to flow through the year.

Global Power has planned approximately $6.0 million to $8.0 million in capital expenditures for 2013.

Webcast and Conference Call

Global Power Equipment Group will host a conference call and live webcast tomorrow at 9:00 am Central Time (10:00 am ET). During the conference call and webcast, Luis Manuel Ramírez, President and Chief Executive Officer, and David L. Willis, Senior Vice President and Chief Financial Officer, will review the Company’s financial condition and operating results for the fourth quarter of 2012, as well as the Company’s strategy and outlook. Their review will be accompanied by a slide presentation which will be available on the Company’s website at www.globalpower.com. A question-and-answer session will follow the formal presentation.

Global Power’s conference call can be accessed by dialing (201) 493-6780. Alternatively, the webcast can be monitored at http://ir.globalpower.com/.

A telephonic replay will be available from 12:00 p.m. CT (1:00 p.m. ET) the day of the teleconference until Friday, March 29, 2013. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 407549. Alternatively, an archive of the webcast will be available on the Company’s website at www.globalpower.com. A transcript will also be posted to the website, once available.

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any

GLOBAL POWER EQUIPMENT GROUP REPORTS 59% INCREASE IN OPERATING INCOME ON 32%

REVENUE GROWTH FOR FOURTH QUARTER 2012

March 7, 2013

of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Annual Report on Form 10-K filed with the SEC on March 14, 2012 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Investor Relations Contact:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

Media Contact:

J.D. Whittenburg

Global Power

(214) 574-2726

jwhittenburg@globalpower.com

Financial Tables Follow

GLOBAL POWER EQUIPMENT GROUP REPORTS 59% INCREASE IN OPERATING INCOME ON 32%

REVENUE GROWTH FOR FOURTH QUARTER 2012

March 7, 2013

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31, (unaudited)		Variance
	2012	2011	$	%
Products revenue	$79,995	$46,239	$33,756	73.0%
Services revenue	72,197	68,763	3,434	5.0%

Total revenue	152,192	115,002	37,190	32.3%
Cost of products revenue	60,000	33,713	26,287	78.0%
Cost of services revenue	60,751	58,497	2,254	3.9%

Cost of revenue	120,751	92,210	28,541	31.0%
Gross profit	31,441	22,792	8,649	37.9%
Gross margin	20.7%	19.8%
Selling and administrative expenses	18,268	14,498	3,770	26.0%
Reorganization expense	—	2	(2)	-100.0%

Operating income	13,173	8,292	4,881	58.9%
Operating margin	8.7%	7.2%
Interest expense, net	198	275	(77)	-28.0%
Other expense, net	120	85	35	41.2%

Income from continuing operations before income tax	12,855	7,932	4,923	62.1%
Income tax expense	(1,552)	560	(2,112)	-377.1%

Income from continuing operations	14,407	7,372	7,035	95.4%
Discontinued operations:
Income from discontinued operations, net of tax	173	644	(471)	-73.1%
Loss on disposal, net of tax	(260)	(148)	(112)	75.7%

(Loss) income from discontinued operations	(87)	496	(583)	-117.5%

Net income	$14,320	$7,868	$6,452	82.0%

Basic earnings per weighted average common share:
Income from continuing operations	$0.85	$0.45	$0.40	88.9%
(Loss) income from discontinued operations	—	0.03	(0.03)	-100.0%

Income per common share—basic	$0.85	$0.48	$0.37	77.1%

Weighted average number of shares of common stock outstanding—basic	16,885,415	16,350,233	535,182	3.3%

Diluted earnings per weighted average common share:
Income from continuing operations	$0.85	$0.43	$0.42	97.7%
(Loss) income from discontinued operations	(0.01)	0.03	(0.04)	-133.3%

Income per common share—diluted	$0.84	$0.46	$0.38	82.6%

Weighted average number of shares of common stock outstanding—diluted	17,030,183	17,197,854	(167,671)	-1.0%

GLOBAL POWER EQUIPMENT GROUP REPORTS 59% INCREASE IN OPERATING INCOME ON 32%

REVENUE GROWTH FOR FOURTH QUARTER 2012

March 7, 2013

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,		Variance
	2012	2011	$	%
Products revenue	$193,676	$157,880	$35,796	22.7%
Services revenue	269,152	298,959	(29,807)	-10.0%

Total revenue	462,828	456,839	5,989	1.3%
Cost of products revenue	150,642	121,363	29,279	24.1%
Cost of services revenue	229,132	258,359	(29,227)	-11.3%

Cost of revenue	379,774	379,722	52	0.0%
Gross profit	83,054	77,117	5,937	7.7%
Gross margin	17.9%	17.0%
Selling and administrative expenses	62,608	50,561	12,047	23.8%
Reorganization expense	—	17	(17)	-100.0%

Operating income	20,446	26,539	(6,093)	-23.0%
Operating margin	4.4%	5.8%
Interest expense, net	1,563	1,119	444	39.7%
Other expense (income), net	282	(98)	380	-387.8%

Income from continuing operations before income tax	18,601	25,518	(6,917)	-27.1%
Income tax expense (benefit)	1,031	(37,538)	38,569	-102.7%

Income from continuing operations	17,570	63,056	(45,486)	-72.1%
Discontinued operations:
Income from discontinued operations, net of tax	284	2,624	(2,340)	-89.2%
(Loss) gain on disposal, net of tax	(260)	11,178	(11,438)	-102.3%

Income from discontinued operations	24	13,802	(13,778)	-99.8%

Net income	$17,594	$76,858	$(59,264)	-77.1%

Basic earnings per weighted average common share:
Income from continuing operations	$1.04	$3.95	$(2.91)	-73.7%
Income from discontinued operations	—	0.86	(0.86)	-100.0%

Income per common share—basic	$1.04	$4.81	$(3.77)	-78.4%

Weighted average number of shares of common stock outstanding—basic	16,885,259	15,981,223	904,036	5.7%

Diluted earnings per weighted average common share:
Income from continuing operations	$1.02	$3.70	$(2.68)	-72.4%
Income from discontinued operations	—	0.81	(0.81)	-100.0%

Income per common share—diluted	$1.02	$4.51	$(3.49)	-77.4%

Weighted average number of shares of common stock outstanding—diluted	17,247,723	17,024,382	223,341	1.3%

GLOBAL POWER EQUIPMENT GROUP REPORTS 59% INCREASE IN OPERATING INCOME ON 32%

REVENUE GROWTH FOR FOURTH QUARTER 2012

March 7, 2013

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$31,951	$99,491
Restricted cash	317	3,100
Accounts receivable, net of allowance of $990 and $1,135, respectively	90,573	52,573
Inventories	6,808	5,354
Costs and estimated earnings in excess of billings	50,059	30,680
Deferred tax assets	4,859	3,424
Other current assets	5,535	5,920

Total current assets	190,102	200,542
Property, plant and equipment, net	15,598	9,492
Goodwill	89,346	74,018
Intangible assets, net	36,985	12,500
Deferred tax assets	11,282	14,448
Other long-term assets	1,505	5,150

Total assets	$344,818	$316,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,749	$10,377
Accrued compensation and benefits	16,724	16,485
Billings in excess of costs and estimated earnings	16,205	12,859
Accrued warranties	4,073	4,719
Other current liabilities	8,389	7,153

Total current liabilities	70,140	51,593
Other long-term liabilities	4,680	5,903

Total liabilities	74,820	57,496
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 17,941,529 and 16,771,388 shares issued, respectively and 16,804,826 and 16,381,533 shares outstanding, respectively	179	168
Paid-in capital	66,660	69,495
Accumulated other comprehensive income	1,812	508
Retained earnings	201,358	188,487
Treasury stock, at cost (1,136,703 and 389,855 common shares, respectively)	(11)	(4)

Total stockholders’ equity	269,998	258,654

Total liabilities and stockholders’ equity	$344,818	$316,150

GLOBAL POWER EQUIPMENT GROUP REPORTS 59% INCREASE IN OPERATING INCOME ON 32%

REVENUE GROWTH FOR FOURTH QUARTER 2012

March 7, 2013

GLOBAL POWER EQUIPMENT GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2012	2011
Operating activities:
Net income	$17,594	$76,858
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(851)	(34,806)
Depreciation and amortization on plant, property and equipment and intangible assets	3,697	2,355
Amortization on deferred financing costs	1,244	527
Gain on disposals of equipment	—	10
Pre-tax loss (gain) on disposals of discontinued operations	400	(17,331)
Stock-based compensation	7,035	6,402
Changes in operating assets and liabilities, net of businesses acquired and sold	(37,769)	(2,854)

Net cash (used in) provided by operating activities	(8,650)	31,161
Investing activities:
Acquisitions, net of cash acquired	(44,492)	—
Proceeds from sale of business, net of restricted cash and transaction costs	6,124	19,369
Net transfers of restricted cash	—	1,019
Proceeds from sale of equipment	15	6
Purchase of property, plant and equipment	(5,848)	(3,837)

Net cash (used in) provided by investing activities	(44,201)	16,557
Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(3,034)	(3,084)
Proceeds from warrants exercised	—	7
Stock repurchases	(6,832)	—
Dividends paid	(4,602)	—
Debt issuance costs	(924)	—
Proceeds from long-term debt	15,000	—
Payments of long-term debt	(15,000)	—

Net cash used in financing activities	(15,392)	(3,077)
Effect of exchange rate changes on cash	703	(624)

Net change in cash and cash equivalents	(67,540)	44,017
Cash and cash equivalents, beginning of period	99,491	55,474

Cash and cash equivalents, end of period	$31,951	$99,491

GLOBAL POWER EQUIPMENT GROUP REPORTS 59% INCREASE IN OPERATING INCOME ON 32%

REVENUE GROWTH FOR FOURTH QUARTER 2012

March 7, 2013

GLOBAL POWER EQUIPMENT GROUP INC.

SEGMENT DATA

(in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/2012	12/30/2011	12/31/2012	12/30/2011
	(Unaudited)		(Unaudited)
Revenue
Products	$79,995	$46,239	$193,676	$157,880
Services	72,197	68,763	269,152	298,959

Total Revenue	152,192	115,002	462,828	456,839

Gross Profit and Margins
Products	19,995	12,526	43,034	36,517
Gross Profit Margin	25.0%	27.1%	22.2%	23.1%
Services	11,446	10,266	40,020	40,600
Gross Profit Margin	15.9%	14.9%	14.9%	13.7%

Total Gross Profit	31,441	22,792	83,054	77,117
Gross Profit Margin	20.7%	19.8%	17.9%	17.0%

Operating Profit (Loss) and Margins
Products	9,851	4,659	9,271	10,865
Operating Profit Margin	12.3%	10.1%	4.8%	6.9%
Services	3,322	3,633	11,175	15,674
Operating Profit Margin	4.6%	5.3%	4.2%	5.2%

Total Operating Profit	13,173	8,292	20,446	26,539
Operating Profit Margin	8.7%	7.2%	4.4%	5.8%

GLOBAL POWER EQUIPMENT GROUP REPORTS 74% INCREASE IN OPERATING INCOME ON 32%

REVENUE GROWTH FOR FOURTH QUARTER 2012

March 7, 2013

GLOBAL POWER EQUIPMENT GROUP INC.

BACKLOG BY SEGMENT

(in thousands)

(Unaudited)

	2011				2012
Backlog	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Products	$147,251	$120,571	$126,198	$130,614	$135,355	$136,058	$152,385	$113,193
Services	206,050	195,904	213,647	213,433	199,412	266,451	301,916	280,561

Total	$353,301	$316,475	$339,845	$344,047	$334,767	$402,509	$454,301	$393,754

PRODUCT ORDERS

(in thousands)

(Unaudited)

Product Orders
	Q1	Q2	Q3	Q4	Total
2012	$36,845	$34,285	$41,214	$40,803	$153,147
2011	$67,024	$27,788	$42,327	$50,655	$187,794

PRODUCT SHIPMENTS BY GEOGRAPHY

(in thousands)

(Unaudited)

2012
Products Shipped to	Q1	Q2	Q3	Q4	Total	% of total
Middle East	$12,885	$18,755	$24,154	26,802	$82,596	43%
North America	9,486	10,652	14,276	29,992	64,406	33%
Asia	2,735	798	3,856	7,531	14,920	8%
South America	4,478	1,075	830	10,799	17,182	9%
Europe & Other	2,520	2,302	4,879	4,871	14,572	7%

Total	$32,104	$33,582	$47,995	$79,995	$193,676	100%

2011
Products Shipped to	Q1	Q2	Q3	Q4	Total	% of total
Middle East	$5,883	$25,863	$11,866	$18,741	$62,353	39%
North America	11,203	15,070	8,774	17,810	52,857	34%
Asia	175	5,947	7,525	5,381	19,028	12%
South America	1,985	5,025	550	2,729	10,289	7%
Europe & Other	1,227	2,563	7,985	1,578	13,353	8%

Total	$20,473	$54,468	$36,700	$46,239	$157,880	100%